Exhibit 99.1

Contact:

Rebecca Chambers

Director, Investor Relations and Corporate Communications

(801) 584-1143

rchambers@myriad.com

MYRIAD GENETICS REPORTS FOURTH QUARTER AND FISCAL YEAR 2011 RESULTS

Record fourth quarter revenue of $107.4 million and fiscal year revenue of $402.1 million

Salt Lake City, August 9, 2011 – Myriad Genetics, Inc. (NASDAQ: MYGN) today announced results for its fourth fiscal quarter and fiscal year ending June 30, 2011. Revenue for the fourth fiscal quarter increased 14 percent over the same period in the prior year to $107.4 million and resulted in fiscal year revenue of $402.1 million, an increase of 11 percent over the $362.6 million reported for fiscal 2010.

“We are pleased with our record fourth quarter and fiscal year results,” said Peter D. Meldrum, President and Chief Executive Officer of Myriad Genetics, Inc. “The demand for our products remains strong and we are now focused on executing our strategic plan for fiscal 2012 so that we may continue to deliver transformative products to patients and strong financial results to our shareholders.”

Analysis of Fourth Fiscal Quarter 2011

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Molecular diagnostic testing revenue in the fourth fiscal quarter equaled $105.4 million and was comprised of Oncology revenue of $74.7 million, an increase of 11 percent over the fourth quarter of 2010, and Women’s Health revenue of $30.6 million, an increase of 15 percent over the same period in the prior year.

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Revenue from the BRACAnalysis® test, which represented 86 percent of total revenue for the fourth quarter, was $92.8 million, compared to $82.5 million in the same period in the prior year. Revenue from the COLARIS® and COLARIS AP® tests was $7.6 million compared to $7.4 million in the same fiscal quarter of the prior year. Myriad’s remaining six molecular diagnostic tests contributed $4.9 million to fourth quarter revenue, an increase of 21 percent over the same period in the prior year.

•	Companion diagnostic service revenue in the fourth fiscal quarter equaled $2.0 million. The Company acquired this business through its acquisition of Rules-Based Medicine, Inc. in May, 2011.

•	Operating income grew 11 percent to $41.8 million compared with $37.6 million in the same fiscal quarter of the prior year.

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Net income for the fourth fiscal quarter was $26.0 million, or $0.30 per diluted share, which included a $16.1 million income tax expense recorded for accounting purposes. The Company expects to offset the expense with tax credits and loss carry forwards and therefore expects to pay minimal income tax for the fourth fiscal quarter. Net income for the fourth fiscal quarter of the prior year was $53.3 million, or $0.54 per diluted share, which included no tax expense and a one-time income tax benefit of $14.6 million.

•	Diluted weighted average shares outstanding were 88.1 million in the fourth fiscal quarter as compared to 98.3 million in the same period of the prior year.

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Days sales outstanding for Myriad’s accounts receivable improved to 43 days, compared with 46 days in the same period of the prior year. Bad debt expense also continued to improve to 4.2 percent of revenue for the fourth fiscal quarter compared with 5.0 percent in the same period of the prior year.

Fiscal Year 2011 Performance

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Molecular diagnostic testing revenue for the fiscal year equaled $400.0 million and was comprised of Oncology revenue of $283.1 million, an increase of 9 percent over last year, and Woman’s Health revenue of $116.7 million, an increase of 15 percent over the prior fiscal year.

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Revenue from the BRACAnalysis test grew to $353.0 million, compared to $319.8 million in fiscal 2010. Revenue from the COLARIS and COLARIS AP tests improved to $29.2 million from $27.4 million in the prior year. Myriad’s remaining six molecular diagnostic tests contributed $17.9 million to fiscal year revenue, an increase of 15.5 percent over the prior fiscal year.

•	Companion diagnostic service revenue for the fiscal year equaled $2.0 million. The Company acquired this business through its acquisition of Rules-Based Medicine, Inc. in May, 2011.

•	Operating income grew to $157.8 million, or 39.2 percent of revenue, compared with $135.1 million, or 37.3 percent of revenue, in the prior year, a 190 basis point improvement.

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Net income for the fiscal year was $100.7 million, or $1.10 per diluted share, which included a $58.9 million income tax expense recorded for accounting purposes. The Company expects to offset the expense with tax credits and loss carry forwards and therefore expects to pay minimal income tax for fiscal 2011. Net income for the prior fiscal year was $152.3 million, or $1.54 per diluted share, which included no tax expense and a one-time income tax benefit of $11.5 million.

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The Company repurchased 9.8 million shares of its common stock during the fiscal year for an aggregate purchase price of $200.5 million. Diluted weighted average shares outstanding were 91.7 million in fiscal 2011 as compared to 99.2 million in fiscal 2010.

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After completion of the acquisition of Rules-Based Medicine and the repurchase of $200.5 million of common stock, the Company ended the year with $417.3 million in cash, cash equivalents and marketable investment securities.

Fiscal Year 2012 Outlook

For fiscal year 2012 molecular diagnostic revenue is expected to range between $421 million and $439 million and companion diagnostic service revenue is expected to range between $24 million and $26 million. Total revenue is expected to range between $445 million and $465 million resulting in fully diluted earnings per share of $1.20 to $1.25. These projections are subject to the risks summarized in the safe harbor statement at the end of this press release. The Company will provide further detail on its business outlook during the conference call it is holding today to discuss its fiscal fourth quarter and fiscal year 2011 financial results.

Conference Call and Webcast

A conference call will be held on Tuesday, August 9, 2011, at 4:30 p.m. Eastern time to discuss Myriad’s fourth quarter and fiscal year 2011 financial results and fiscal year 2012 outlook. The dial-in number for domestic callers is (800) 920-9723. International callers may dial (212) 231-2936. All callers will be asked to reference reservation number 21531285. An archived replay of the call will be available for seven days by dialing (800) 633-8284 and entering the reservation number above. The conference call will also be available through a live Webcast at www.myriad.com.

About Myriad Genetics

Myriad Genetics, Inc. (NASDAQ: MYGN) is a leading molecular diagnostic company dedicated to developing and marketing transformative tests to assess a person’s risk of developing disease, guide treatment decisions and assess a patient’s risk of disease progression and disease recurrence. Myriad’s portfolio of nine molecular diagnostic tests are based on an understanding of the role genes play in human disease and were developed with a focus on improving an individual’s decision making process for monitoring and treating disease. With fiscal year 2011 annual revenue of over $402 million and more than 1,000 employees, Myriad is working on strategic directives, including new product introductions, companion diagnostics, and international expansion, to take advantage of significant growth opportunities. For more information on how Myriad is making a difference, please visit the Company’s website: www.myriad.com.

Myriad, the Myriad logo, BRACAnalysis, Colaris, Colaris AP, Melaris, TheraGuide, Prezeon, OnDose, Panexia and Prolaris are trademarks or registered trademarks of Myriad Genetics, Inc. in the United States and foreign countries. MYGN-F, MYGN-G

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the Company’s outlook for fiscal year 2012 under the caption “Fiscal Year 2012 Outlook”; the continued strength of the Company’s products; the Company’s ability to continue to deliver transformative products to patients and strong financial results to shareholders, and the Company’s expectation to offset income tax expense with net operating losses and therefore pay minimal income tax for fiscal 2011, including the fourth fiscal quarter. These “forward-looking statements” are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by forward-looking statements. These risks and uncertainties include, but are not limited to: the risk that sales and profit margins of our existing molecular diagnostic tests and companion diagnostic services may decline or will not continue to increase at historical rates; the risk that we may be unable to expand into new markets outside of the United States; the risk that we may be unable to develop or achieve commercial success for additional molecular diagnostic tests and companion diagnostic services in a timely manner, or at all; the risk that we may not successfully develop new markets for our molecular diagnostic tests and companion diagnostic services, including our ability to successfully generate revenue outside the United States; the risk that licenses to the technology underlying our molecular diagnostic tests and companion diagnostic services and any future products are terminated or cannot be maintained on satisfactory terms; risks related to delays or other problems with manufacturing our products or operating our laboratory testing facilities; risks related to public concern over genetic testing in general or our tests in particular; risks related to regulatory requirements or enforcement in the United States and foreign countries and changes in the structure of healthcare payment systems;

risks related to our ability to obtain new corporate collaborations and acquire new technologies or businesses on satisfactory terms, if at all; risks related to our ability to successfully integrate and derive benefits from any technologies or businesses that we acquire; the development of competing tests and services; the risk that we or our licensors may be unable to protect the proprietary technologies underlying our tests; the risk of patent-infringement and invalidity claims or challenges of our patents; risks of new, changing and competitive technologies and regulations in the United States and internationally; and other factors discussed under the heading “Risk Factors” contained in Item 1A in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and Myriad undertakes no duty to update this information unless required by law.

MYRIAD GENETICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INCOME STATEMENTS (Unaudited)

(in thousands, except per share amounts)	Three Months Ended		Twelve Months Ended
	Jun. 30, 2011	Jun. 30, 2010	Jun. 30, 2011	Jun. 30, 2010
Molecular diagnostic testing	$105,374	$93,929	$400,046	$362,648
Companion diagnostic services	2,038	—	2,038	—

Total revenue	107,412	93,929	402,084	362,648

Costs and expenses:
Cost of molecular diagnostic testing	11,447	11,262	45,637	44,286
Cost of companion diagnostic services	1,077	—	1,077	—
Research and development expense	9,230	5,254	27,751	21,873
Selling, general, and administrative expense	43,881	39,798	169,841	161,414

Total costs and expenses	65,635	56,314	244,306	227,573

Operating income	41,777	37,615	157,778	135,075

Other income (expense):
Interest income	410	984	2,226	5,660
Other	(80)	5	(353)	99

Total other income	330	989	1,873	5,759

Income before income taxes	42,107	38,604	159,651	140,834

Income tax provision (benefit)	16,066	(14,646)	58,941	(11,469)

Net income	$26,041	$53,250	100,710	152,303

Earnings per share:
Basic	$0.30	$0.55	$1.12	$1.58
Diluted	$0.30	$0.54	$1.10	$1.54

Weighted average shares outstanding
Basic	86,144	96,269	89,794	96,338
Diluted	88,062	98,259	91,704	99,152

Condensed Consolidated Balance Sheets (Unaudited)

	Jun. 30, 2011	Jun. 30, 2010
(In thousands)
Cash, cash equivalents, and marketable investment securities	$417,314	$488,382
Trade receivables, net	50,272	47,801
Other assets	575	333
Inventory, net	5,668	0
Prepaid expenses	5,499	4,054
Equipment and leasehold improvements, net	23,080	23,261
Intangibles, net	16,715	2,052
Goodwill	56,051	—
Deferred tax assets	35,653	27,964

Total assets	$610,827	$593,847

Accounts payable and accrued liabilities	$33,040	27,466
Deferred revenue	1,347	—
Uncertain tax benefits	9,648	8,800
Stockholders’ equity	566,792	557,581

Total liabilities and stockholders’ equity	$610,827	$593,847